Exhibit 5.1


March 21, 2006


John Deere Receivables, Inc.
First Interstate Bank Building
1 East First Street
Reno, Nevada  89501


John Deere Capital Corporation
First Interstate Bank Building
1 East First Street
Reno, Nevada  89501

Registration Statement on Form S-3
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Ladies and Gentlemen:

                  We are acting as counsel to John Deere Receivables, Inc., a Nevada corporation (the "Seller") and John Deere Capital Corporation, a Delaware corporation (the "Servicer"), in connection with the Registration Statement on Form S-3 No. 333-130966 (such registration statement and any amendments thereto, the "Registration Statement") being filed by the Seller with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the offering from time to time, as set forth in the prospectus contained in the Registration Statement (the "Prospectus") and as to be set forth in one or more supplements to the Prospectus (each a "Prospectus Supplement"), of one or more classes of Asset Backed Notes (the "Notes") with an aggregate issue price set forth in the Registration Statement. Terms used herein without definition have the meanings given to such terms in the Registration Statement.

                  The Notes will be issued from time to time in one or more series, with each series to be issued by a Delaware business trust (each, an "Issuing Entity") to be formed pursuant to a Trust Agreement (each, a "Trust Agreement") between the Seller and an Owner Trustee. With respect to each series issued by an Issuing Entity, the Notes will be issued pursuant to an Indenture (each an "Indenture") between the related Issuing Entity and an Indenture Trustee. The Notes will be sold from time to time pursuant to certain underwriting agreements (the "Underwriting Agreements") among the Seller, the Servicer and the various underwriters named therein.

                  In that connection, we have reviewed originals or copies of the following documents:

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                  (a) the form of Sale and Servicing Agreement among an
Issuing Entity, the Seller and the Servicer;

                  (b) the form of Indenture (including forms of Notes included as exhibits thereto);

                  (c) the form of Trust Agreement (including the form of Certificate of Trust to be filed pursuant to the Delaware Business Trust Act and the form of Certificate filed as exhibit thereto); and

                  (d) the form of Underwriting Agreement for the Notes.

The documents described in the foregoing clauses (a) through (d) are collectively referred to herein as the "Opinion Documents."

                  We have also reviewed originals or copies of such corporate records of the Seller and Servicer, certificates of public officials, and officers of the Seller and Servicer and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

                  In our review of the Opinion Documents and other documents, we have assumed:

                  (a) The genuineness of all signatures.

                  (b) The authenticity of the originals of the documents submitted to us.

                  (c) The conformity to authentic originals of any documents submitted to us as copies.

We have not independently established the validity of the foregoing assumptions.

                  "Generally Applicable Law" means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Seller and the Servicer, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term "Generally Applicable Law" does not include any law, rule or regulation that is applicable to the Seller and the Servicer, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

                  Based on the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that when (i) the final terms of such Notes have been duly established and approved by or pursuant to authorization of the Board of Directors of the Seller, (ii) the Opinion Documents relating to such



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series have each been duly completed, executed and delivered by the parties thereto substantially in the form filed as an exhibit to the Registration Statement reflecting the terms established as described above, (iii) the Certificate of Trust for the related Issuing Entity has been duly executed by the Owner Trustee and filed with the Secretary of State of the State of Delaware, and (iv) such Notes have been duly authorized, executed and issued by the related Issuing Entity and authenticated by the relevant Indenture Trustee, and delivered to and paid for by the purchasers thereof, all in accordance with the terms and conditions of the related Opinion Documents and in the manner described in the Registration Statement, such Notes will constitute the valid and legally binding obligations of the Issuing Entity enforceable against the Issuing Entity in accordance with their terms.

                  Our opinion expressed above is subject to the following qualifications:

                  (a) Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including without limitation all laws relating to fraudulent transfers).

                  (b) Our opinion is subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

                  (c) Our opinion is limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

                  This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and under the headings "Legal Opinions" in the Prospectus and the related Prospectus Supplement.

                                       Very truly yours,

                                       /s/ Shearman & Sterling LLP

                                       Shearman & Sterling LLP

SKF/RC/JR
LLJ


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